SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25

                                                            OMB APPROVAL
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                                                      OMB Number:     3235-0058
                                                      Expires:
                                                      January 31, 2002
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                                                      hours per response...2.50
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                                                      SEC FILE NUMBER:  0-24363

                                                      CUSIP NUMBER: 460615 10 7



                           NOTIFICATION OF LATE FILING

(Check One):   [X] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10Q
               [ ] Form N-SAR

        For Period Ended:    DECEMBER 31, 2001
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        [   ]  Transition Report on Form 10-K
        [   ]  Transition Report on Form 20-F
        [   ]  Transition Report on Form 11-K
        [   ]  Transition Report on Form 10-Q
        [   ]  Transition Report on Form N-SAR

        For the Transition Period Ended:
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  READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM. PLEASE PRINT OR TYPE.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify Item(s) to which the notification relates:

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                         PART I. REGISTRANT INFORMATION


                          INTERPLAY ENTERTAINMENT CORP.
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Full name of registrant


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Former name if applicable


                             16815 VON KARMAN AVENUE
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Address of principal executive office (STREET AND NUMBER)


                            IRVINE, CALIFORNIA 92606
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City, State and Zip Code


                         PART II. RULE 12B-25(B) AND (C)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

            |  (a) The reasons described in reasonable detail in Part III of
            | this form could not be eliminated without unreasonable effort or | expense;
            |
            |  (b) The subject annual report, semi-annual report, transition
            |  report on Form 10-K, 20-F, 11-K or Form N-SAR, or portion thereof
    [X]     |  will be filed on or before the 15th calendar day following the
            |  prescribed due date; or the subject quarterly report or
            | transition report on Form 10-Q, or portion thereof will be filed | on or before the fifth calendar day following the prescribed due | date; and
            |
            | (c) The accountant's statement or other exhibit required by Rule | 12b-25(c) has been attached if applicable.


                               PART III. NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

          The Registrant's Form 10-K, for the year ended December 31, 2001, could not be filed within the prescribed time period because certain information and data relating to and necessary for the completion of the Registrant's financial statements and management's discussion and analysis of financial condition and results of operations could not be obtained by registrant within such time period without unreasonable effort or expense.


                           PART IV. OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification.

      JEFF GONZALEZ                              (949)            553-6655
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         (Name)                               (Area Code)    (Telephone number)

     (2) Have all other periodic reports required under Sections 13 or 15(d) of the Securities and Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                        [X] Yes [ ] No

     (3) Is it anticipated that any significant changes in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                        [ ] Yes [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          INTERPLAY ENTERTAINMENT CORP.
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                  (Name of registrant as specified in charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date:       MARCH 29, 2002               By   /S/ JEFF GONZALEZ
                                            -----------------------------------
                                               Name:  Jeff Gonzalez
                                               Title: Chief Financial Officer

                                    ATTENTION
            Intentional misstatements or omissions of fact constitute
               Federal Criminal Violations (See 18 U.S.C. 1001).